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                                                                   Exhibit 10.14

[MEMORY LOGO]


MEMORY PHARMACEUTICALS CORP.
100 Philips Parkway
Montvale, New Jersey 07645
Phone: (201) 802-7102
Fax: (201) 802-7190
www.memorypharma.com


March 4, 2002

Dr. Axel Unterbeck
205 Wildwood Avenue
Madison, CT 06443-0662

Dear Axel:

     We are writing to you in connection with the proposed sale of Series D Preferred Stock (the "Series D Stock") of Memory Pharmaceuticals Corp. (the "Company") pursuant to a Preferred Stock Purchase Agreement, dated March 4, 2002 (the "Purchase Agreement"), and the letter agreement of employment, effective January 5, 1998, as amended by that certain amendment dated July 1, 1999 between the Company and you, the compensation portion of which was amended by the Compensation Committee of the Board of Directors of the Company on June 4, 2001 (the "Employment Compensation Package"). In connection with the Proposed Sale, we wish to clarify the following items.

     First, the sale by the Company of any shares of Series D Stock in excess of an aggregate of $40 million of gross proceeds shall not be included in the Company's fully diluted shares of common stock ("Common Stock") for purposes of computing the number of additional shares of Common Stock to be covered by stock options awarded by the Company to you to enable you to maintain your ownership percentage on a fully diluted basis at four percent (4%) as set forth in the Employment Compensation Package (the "Percentage Maintenance Provision").

     Second, the provisions of said Percentage Maintenance Provision will cease to have effect for any sale by the Company of Common Stock or securities convertible or exchangeable into Common Stock subsequent to the sale by the Company of the Series D Stock pursuant to the Purchase Agreement.

     Third, any increase in the Company's fully diluted shares of Common Stock caused by an increase, if any, in the number of shares of Series D Stock pursuant to Section 1.4 of the Purchase Agreement shall not be included in the Company's fully diluted shares of Common Stock for purposes of applying the provisions of said Percentage Maintenance Provision. Section 1.4 of the Purchase Agreement reads as follows: "If a Clinical Trial Event (define below) has not occurred by 5:00 P.M. (New York time) on March 4, 2003, then the purchase price for the Series D Shares set forth in Section 1.2 of this Agreement shall be adjusted to One Dollar Seventy-five Cents ($1.75) through the immediate issuance to each holder of Series D Shares of additional Series D Shares equal to the product of (i) the number of Series D Shares then held by such holder by (ii)
0.228571 (the quotient of $.40 divided by $1.75), provided that no fractional shares of Series D Shares shall be issued upon conversion of any shares of Preferred Stock and in lieu of any fractional shares of Series D Shares to which such




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Dr. Axel Unterbeck
March 4, 2002
Page 2



holder would otherwise be entitled, the Company shall pay cash equal to such fractional shares multiplied by One Dollar Seventy-five Cents $1.75." Section
6.1 of the Purchase Agreement reads as follows in relevant part: "'Clinical Trial Event' shall mean the commencement of a Phase I clinical trial of a product candidate to which the Company owns or otherwise has been licensed commercialization rights and which Phase I clinical trial has been designed in such a way and is occurring in such venue to allow, if such Phase I clinical trial is successful, for submission of the results of such Phase I clinical trial to the United States Food and Drug Administration for the purpose of commencing a Phase IIa clinical trial of such product candidate."

     Except for the items expressly stated in this letter agreement, this letter agreement does not amend any other terms or conditions in the Employment Compensation Package.

     Please indicate your agreement with the above items by executing a counterpart of this letter agreement in the location provided below for your signature and returning it to the Company. We appreciate your assistance.


                                   Very truly yours,

                                   THE BOARD OF DIRECTORS OF
                                   MEMORY PHARMACEUTICALS CORP.


                                   By:  /s/ Joanne Leonard
                                      ------------------------------------------
                                   Name:  Joanne Leonard
                                   Title: Secretary to the Board of Directors



     ACCEPTED AND AGREED, as of the
     date first above written:



     /s/ Dr. Axel Unterbeck
     -------------------------------
     Dr. Axel Unterbeck